Exhibit 10.1

Certain identified information has been excluded from this Exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential and has been marked with “        ” to indicate where redactions have been made.

ORDER FORM

Anchorage Contact	Client Contact

Name: Ryan Porter	Name: Mark Roberson

Email: ryan.porter@anchorlabs.com	Email: mark.roberson@fg.group

This MASTER CUSTODY SERVICE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date provided herein, by and between Anchorage Digital Bank N.A. (“Anchorage”), and each Client as provided herein (each a “Client”) (Anchorage and Client, each a “Party” and collectively, the “Parties”).

The Agreement consists of the terms in this Order Form and the following Standard Terms and Conditions: https://anchorage-digital.docsend.com/view/hq4ruk657snz88yn

1.	Effective Date:	7/17/2025 | 9:39 PM PDT

2.	Initial Term:	One (1) year

3.	Renewal Term:	One (1) year

4.	Client(s). Each “Client” listed herein is subject to the Agreement as if this Agreement were between such individual Client and Anchorage, except specifically the Fees will be calculated on an aggregated basis, including the sum of all Clients’ Assets Under Custody.

Fundamental Global Inc. a Nevada corporation

5.	Fees.

In full consideration for Anchorage’s provision of the Services described herein, Client will pay Anchorage the following fees (“Fees”). Fees will start accruing from the Effective Date of this Agreement (“Fees Commencement Date”). Fees will be due within thirty (30) days from the date of the invoice.

Changes to the Services, including the inclusion of new assets or Clients, are subject to changes in Fees.

Fees shall be invoiced by Anchorage, and paid by Client, in US Dollars (“USD”).

FEE TYPE	AUC TIER (graduated basis)	Annual Basis Points

Monthly Custody Fee	Less than $10m	30

	Greater than or equal to $10m but less than $100m	20

	Greater than or equal to $100m but less than $500m	17

	Greater than or equal to $500m	15

One-Time Onboarding Fee	$0.00.

Monthly Minimum Fee	$3,000.00

On-Chain Services	Varies based on service.

Fees shall be calculated separately on a graduated basis for the amount of AUC in each AUC Tier according to the applicable Annual Basis Points for that AUC Tier.

Example:

Tier 1 = less than $10m; Annual Basis Points at 35 bps

Tier 2 = $10 - 100m; Annual Basis Points at 25 bps

Client shall pay 35 bps for the first $10m under custody, and 25 bps for the next $90m under custody.

Client shall pay a Fee which shall be the greater of i) Monthly Custody Fee, or ii) Monthly Minimum Fee.

6.	Address for Notices:

To Client(s):	Invoice Email: mark.roberson@fg.group
Notice Email: mark.roberson@fg.group
Attention: Fundamental Global Inc.
6408 Bannington Road
Charlotte, North Carolina 28226
United States

To Anchorage:	legal@anchorage.com AND
custodyexecutive@anchorage.com
Anchorage Digital Bank N.A.
101 S. Reid Street, Suite 307 #329
Sioux Falls, South Dakota 57103

IN CONSIDERATION AND WITNESS WHEREOF, Anchorage and Client, by their duly authorized representatives, hereby execute this Agreement as of the Effective Date.

ANCHORAGE DIGITAL BANK N.A.		ON BEHALF OF EACH CLIENT SET FORTH HERETO

By:	/s/ Rachel Anderika	By:	/s/ Mark Roberson
Name:	Rachel Anderika	Name:	Mark Roberson
Title:	Bank COO	Title:	CFO

Company: Fundamental Global Inc.

AFFILIATED BUSINESS DISCLOSURE

AND CONFLICT OF INTEREST WAIVER

Anchorage Digital Bank N.A. (“Anchorage Digital Bank”) is affiliated with Anchor Labs, Inc., Anchorage Hold LLC, Anchorage Digital Singapore Pte. Ltd., and other affiliates (each an “Anchorage Affiliate”), through common ownership and management. In particular, Anchor Labs, Inc. provides certain administrative, technology, marketing, and other support services for custodial accounts on behalf of Anchorage Digital Bank. Because Anchorage Digital Bank and Anchorage Affiliates are under common ownership and management, the owners of Anchor Labs, Inc. will receive an indirect benefit from any fees you pay to Anchorage Digital Bank. In addition, Anchorage Digital Bank and Anchorage Affiliates may each provide services to its own clients that are also participating in any additional optional services supported by both Anchorage Digital Bank and Anchorage Affiliates. Anchorage Digital Bank and Anchorage Affiliates may refer clients to each other, and cooperate with each other, for the performance of these shared services. If Anchorage Digital Bank offers additional optional services to clients to participate in a network of services offered by Anchorage Affiliates, and you choose to participate in such services, you hereby acknowledge and consent to the sharing of Client Data (as defined in this Agreement) between Anchorage Digital Bank and Anchorage Affiliates in order to provide such services to you. Any sharing of Client Data shall be subject to the Data Processing Addendum (as defined in this Agreement) agreed between the applicable parties, and all applicable Laws. Your use of services of Anchorage Digital Bank may result in benefits from such referral to the other companies by virtue of the companies’ common ownership and management.

ACKNOWLEDGEMENT

I, duly authorized and on behalf of each Client as set forth in the Order Form, have read this disclosure form, and I acknowledge and understand that Anchorage Digital Bank and Anchorage Affiliates are under common ownership and control. I further acknowledge and understand that by retaining Anchorage Digital Bank, I am providing an indirect financial benefit to the owners of Anchorage Affiliates. Understanding the common ownership and control of the companies, I agree to utilize the services of Anchorage Digital Bank freely and with no influence from anyone. I also understand and agree that Anchorage Digital Bank may share Client Data with any Anchorage Affiliate for the purpose of facilitating additional optional services to participate in a network of services offered by Anchorage Digital Bank, and Anchorage Affiliates. I acknowledge and understand that any referrals for services among Anchorage Digital Bank and Anchorage Affiliates may result in the owners of the referring company receiving an indirect financial benefit from the services provided.

[Signature page to follow]

ON BEHALF OF EACH CLIENT SET FORTH HERETO

By:	/s/ Mark Roberson
Name:	Mark Roberson
Title:	CFO

Company: Fundamental Global Inc.

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